                             STOCKHOLDER AGREEMENT


         THIS STOCKHOLDER AGREEMENT, dated as of August 24, 1997 (this "Agreement"), is made and entered into by and among SBI Holding Corporation, a Delaware corporation ("Parent"), SBI Radio Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), Robert F.
X. Sillerman (the "Stockholder") and solely for purposes of Sections 4(c), 5 and 9(b) of this Agreement, SFX Broadcasting, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

                  WHEREAS, concurrently herewith, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"); capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement; and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Definitions.  For purposes of this Agreement:

                  (a) "Acquisition Proposal" shall mean any agreement, letter of intent, proposal or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for, or an inquiry or indication of interest that reasonably could be expected to lead to:
(i) any merger, consolidation, share exchange, recapitalization, reorganization, dissolution, liquidation, business combination, or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith, but shall not include the Merger Agreement or Second Transaction (as defined herein).

                  (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  (c) "Amendment Proposal" shall mean the proposals to amend the Company's certificate of incorporation as contemplated in Section 3.01(k) of the Merger Agreement.

                  (d) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and in any event with respect to the Stockholder shall include Shares held of record by any of Sillerman Communications Management Corporation, The Sillerman Companies and Sillerman Communications Partners and the Stockholder's spouse and child.

                  (e) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (f) "Shares" shall mean shares of Class A Common Stock, par value $.01 per share, of the Company, and shares of Class B Common Stock, par value $.01 per share, of the Company.

                  (g) "Stockholder's Shares" shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued or hereinafter acquired and for the purposes of Section 3 of this Agreement shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, Shares, including without limitation any Options, Warrants, Unit Purchase Options or SARs held of record or Beneficially Owned by the Stockholder.

                  (h) "Termination Date" shall mean the date that the Merger Agreement has been terminated.

         2. Provisions Concerning Common Stock. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, at any meeting of the holders of Common Stock, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Common Stock is sought, the Stockholder shall vote (or cause to be voted) the issued and outstanding Stockholder's Shares (and each class thereof), (i) in favor of the Merger and the Amendment Proposal, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) against the following actions (other than the Merger, the Amendment Proposal and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal other than an Acquisition

Proposal with Parent or any Affiliate thereof and (B) to the extent that such
(1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of the Company; (y) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation (except for the Amendment Proposal) or Bylaws; or (z) any other material change in the Company's corporate structure or business; provided that nothing herein shall require the Stockholder to vote the Stockholder's Shares of Class A Common Stock in the election of directors to be elected by the holders of Class A Common Stock; and provided, further, that if any Second Transaction (as defined in Section 3(c)) provides for Second Transaction Consideration (as defined in Section 3(c)) that is less than the Current Transaction Consideration (as defined in Section 3(a)), as such amounts shall be determined in accordance with Section 3, then nothing herein shall require the Stockholder to vote in favor of the Second Transaction. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2. Nothing herein shall in any way restrict or limit the Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company.

         3.       Capture.

                  (a) In the event that any of the Stockholder's Shares are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Proposal that is in existence on or that has been otherwise made prior to the first anniversary of the Termination Date (an "Alternative Disposition") then, within five business days after the closing of such Alternative Disposition, the Stockholder shall tender and pay to, or shall cause to be tendered and paid to, the Parent, or its designee, in immediately available funds, 100% of the Profit realized from such Alternative Disposition. As used in this Section 3(a), Profit shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration over (ii) the Current Transaction Consideration. As used in this Section 3, Alternative Transaction Consideration shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Company) in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement (except a bonafide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to Stockholder's current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and directors of the Company) as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal. As used in this Agreement, Current Transaction Consideration shall mean the sum of (x) all amounts to be received, directly or indirectly, by Stockholder pursuant to
Article II of the Merger Agreement, (y) all amounts to be received by Stockholder pursuant to the Non-Compete and Termination Agreement (as each of such are in effect on the date hereof) and (z) any amounts and stock options to be received by Stockholder pursuant to Section 13.4 of the Amended and Restated Employment Agreement dated January 1, 1997 between the Company and the Stockholder, as supplemented by that certain letter agreement dated August 22, 1997.

                  (b) For purposes of determining Profits under this Section 3
(i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to Stockholder, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, (iii) all contingent payments will be assumed to have been paid and (iv) if less than all of the Stockholder's Shares are subject to the Alternative Disposition or Second Transaction then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of the Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition or Second Transaction and the denominator of which is the total number of the Stockholder's Shares. In addition, in determining Profits, if the associated Acquisition Proposal or Second Transaction (x) involves a Spin Off (or securities or assets distributed in an alternative transaction to the Spin Off having substantially the same economic effect), then the securities distributed in connection with such Spin Off (or such an alternative transaction to the Spin Off), shall not be considered in calculating the Alternative Transaction Consideration or Second Transaction Consideration or (y) does not involve a Spin Off (or such an alternative transaction to the Spin Off) then in determining the Current Transaction Consideration the Class A Common Stock Merger Consideration and the Class B Common Stock Merger Consideration shall each be deemed to have been increased by an amount equal to $5.00. In the event any contingent payments included in the determination of Profits ultimately are not paid pursuant to an Alternative Disposition, then Parent shall reimburse Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non payment.

                  (c) Except for an increase made pursuant to Sections 5.09 and
5.13 of the Merger Agreement, in the event that after the date of this Agreement, the amount of either the Class A Common Stock Merger Consideration, Class B Common Stock Merger Consideration, Series B Merger Consideration, Series C Merger Consideration, Series D Merger Consideration or the consideration payable in respect of the Warrants, Unit Purchase Options, Options or SARs as currently provided for in the Merger Agreement should be increased (a "Second Transaction"), then, as may be requested by Parent, (i) Stockholder shall, and shall cause each of its Affiliates who Beneficially Own any of the Stockholder's Shares, to either execute and deliver to Parent such documents or instruments as may be necessary to waive the right to receive the amount of such increase to the extent that such increase results in any Profit or (ii) Stockholder shall tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds 100% of the Profit realized from such Second Transaction. As used in this Section 3(c), Profit shall mean an amount equal to the excess, if any, of (y) the Second Transaction Consideration over (z) the Current Transaction Consideration. As used in this Agreement, Second Transaction Consideration shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Stockholder and his Affiliates (excluding officers and directors of the Company) in connection with or as a result of the Second Transaction or any agreements or arrangements (including, without limitation, any employment agreement (except a bonafide employment agreement pursuant to which the Stockholder is required to devote, and under which Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to Stockholder's current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Stockholder or his Affiliates (excluding officers and directors of the Company) with the Company as a part of or in connection with the Second Transaction.

         4.       Covenants, Representations and Warranties of the Stockholder.

                  (a) The Stockholder hereby represents, warrants and covenants to Parent and Sub as follows:

                           (i) Ownership. The Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding Shares set forth on Part I of Schedule A hereto and the Warrants, Unit Purchase Options, Options, SARs and Preferred Stock set forth on Part II of Schedule A hereto. As of the date of this Agreement, the Shares set forth on Part I of Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by the Stockholder. Except as otherwise set forth in Part I to Schedule A, the Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Part I of Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                           (ii) Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

                           (iii) No Conflicts. Except for the filing of an amendment to the Stockholder's Schedule 13D, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform the obligations hereunder.

                           (iv) No Encumbrances. Except (A) as required by Sections 2 and 3, (B) for pledges or encumbrances created in compliance with Section 4(a)(vi), and (C) items listed in Part I to Schedule A which shall be released or modified to comply with Section 4(a)(vi) not later than 10 business days after the date hereof, at all times thereafter during the term hereof, all of the Stockholder's Shares will be held by such Stockholder, an Affiliate of Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder's ability to perform his obligations under this Agreement.

                           (v) No Solicitation. The Stockholder shall comply with the terms of Section 4.02(a) of the Merger Agreement.

                           (vi) Restriction on Transfer, Proxies and
         Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, the Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of the Stockholder's Shares not to, directly or indirectly without the consent of Parent in respect of any Acquisition Proposal or otherwise:
         (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares, or any interest therein, (B) grant any proxies or powers of attorney, deposit any Stockholder's Shares into a voting trust or enter into a voting agreement with respect to any Stockholder's Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above or (D) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement; provided, however, the Stockholder may, without the consent of Parent, pledge or encumber all or any portion of the Stockholder's Shares in connection with a bonafide lending transaction with any institutional lender that is not entered into in connection with an Acquisition Proposal, if such lending transaction provides that the lender shall give Parent at least 15 business days prior notice before taking any sale or foreclosure actions in respect of such pledged or encumbered the Stockholder's Shares and shall during such time period extend Parent, or its designee, the right to cure, support, purchase or acquire the loan secured by such pledge or encumbrance upon such terms as may be mutually agreed upon. The Stockholder shall provide the Parent with copies of all agreements evidencing the above required provisions.

                           (vii) Waiver of Appraisal Rights. The Stockholder hereby waives, and shall cause any of its Affiliates who hold of record any of the Stockholder's Shares to waive, any rights of appraisal or rights to dissent from the Merger that the Stockholder or such Affiliate may have.

                           (viii) Further Assurances. From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  (b) Parent and Sub hereby represent, warrant and covenant to the Stockholder as follows:

                           (i) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                           (ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of Parent's or Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                           (iii) Execution, Delivery and Performance by Parent and Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Sub, and each of Parent and Sub has taken all other actions required by law, its Certificate of Incorporation and its Bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

                  (c) The Company hereby represents and warrants to Parent and Sub that the Board of Directors of the Company has approved the terms of this Agreement and the transactions contemplated herein and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated herein the provisions of Section 203 of the Delaware General Corporation Law.

         5. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, Stockholder will not request that the Company register (and the Company agrees not to register) the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, except as contemplated by Section 4(a)(vi) hereof or as otherwise contemplated hereby.

         6. Recapitalization. Except in respect of the Spin Off contemplated by the Merger Agreement (or an alternate transaction to the Spin Off), in the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged a may be appropriate to reflect such event.

         7. Stockholder Capacity. Except as set forth in Section 4(a)(v), the Stockholder does not make any agreement or understanding herein in the Stockholder's capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by the Stockholder in such capacity.

         8. Merger Agreement and Options. The Stockholder hereby consents and agrees to the cancellation or treatment of each share of Preferred Stock, each Warrant, Unit Purchase Option, Option or SARs Beneficially Owned by Stockholder or its Affiliates as set forth in Article II of the Merger Agreement.

         9. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that all of the provisions of this Agreement other than Sections 4(c), 5 and this Section 9(b) may be amended without the consent of the Company.

                  (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to Mr. Sillerman:       Robert F. X. Sillerman
                                    207 East 61st Street
                                    New York, New York 10022
                                    Telecopy:  (212) 753-3973

         copy to: Dornbush Mensch Mandelstam & Schaeffer LLP 747 Third Avenue, 11th Floor
                                    New York, New York 10017-2803
                                    Telecopy: (212) 753-7673
                                    Attn: Richard J. Schaeffer



         If to the Company:         SFX Broadcasting, Inc.
                                    150 East 58th Street

                                    New York, New York 10015
                                    Telecopy:  (212) 753-3188
                                    Attn: Executive Vice President

         copies to:                 Baker & McKenzie
                                    805 Third Avenue
                                    New York, New York 10022
                                    Telecopy: (212) 759-9133
                                    Attn:  Amar Budarapu

                                            and

                                    Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York 10178-0060
                                    Telecopy: (212) 309-6273
                                    Attn:  Howard L. Shecter


         If to Parent or Sub:       SBI Holding Corporation
                                    200 Crescent Court, Suite 1600
                                    Dallas, Texas 75201
                                    Attn: Lawrence D. Stuart, Jr.
                                    Telecopy: (214) 740-7313

                                            and

         copies to                  Hicks, Muse, Tate & Furst Incorporated
                                    200 Crescent Court, Suite 1600
                                    Dallas, Texas 75201
                                    Attn: Lawrence D. Stuart, Jr.
                                    Telecopy: (214) 740-7313

                                    Vinson & Elkins L.L.P.
                                    3700 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas  75201-2975
                                    Attn:  Michael D. Wortley
                                    Telecopy: (214) 220-7716

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by the Stockholder of any covenants or agreements contained in this Agreement will cause the Parent and Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Parent or Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

                  (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of the Stockholder's death, the benefits and obligations of the Stockholder hereunder shall inure to his successors and heirs.

                  (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                  (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

                  (m) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

         10. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon the occurrence of a termination of the Merger Agreement pursuant to Sections 7.01(b)(ii), 7.01(b)(iii) or 7.01(b)(iv) thereof in respect of which the Company is entitled to request a release of the Letter of Credit or Section 7.01(a) of the Merger Agreement. Upon such termination, this Agreement shall forthwith become void and of no further force or effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 24th day of August, 1997.

                                          /s/ Robert F. X. Sillerman
                                          ---------------------------------
                                          Robert F. X. Sillerman


                                          SBI Holding Corporation



                                          By: /s/ Eric Neuman
                                             ------------------------------
                                          Name:   Eric Neuman
                                                ---------------------------
                                          Title:
                                                 --------------------------



                                          SBI Radio Acquisition Corporation



                                          By: /s/ Eric Neuman
                                             ------------------------------
                                          Name:   Eric Neuman
                                                ---------------------------
                                          Title:
                                                 --------------------------



                                          SFX Broadcasting, Inc.



                                          By: /s/ Robert F. X. Sillerman
                                             ------------------------------
                                          Name:   Robert F. X. Sillerman
                                                ---------------------------
                                          Title:  Executive Chairman
                                                 --------------------------

                      SCHEDULE A TO STOCKHOLDER AGREEMENT

                                     PART I
                                     SHARES

141,583 shares of Class A Common Stock.

1,024,168 shares of Class B Common Stock.

         Certain of Mr. Sillerman's Shares have been pledged to Chase Manhattan Bank, and Mr. Sillerman will obtain within ten business days the acknowledgement referred to in the proviso of Section 4(a)(vi) of this Agreement.

                                    PART II
                                OTHER SECURITIES

130,000 options to acquire shares of Class A Common Stock granted under the Company's 1993 Stock Option Plan.

30,000 options to acquire shares of Class A Common Stock granted under the Company's 1994 Stock Option Plan.

60,000 options to acquire shares of Class A Common Stock granted under the Company's 1995 Stock Option Plan.

20,000 options to acquire shares of Class A Common Stock granted under the Company's 1995 Stock Option Plan.

100,000 options to acquire shares of Class A Common Stock granted under the Company's 1996 Stock Option Plan.

75,000 options to acquires shares of Class A Common Stock.

130,000 options to acquire shares of Class A Common Stock granted under the Company's 1997 Stock Option Plan.

45,000 options to acquire shares of Class A Common Stock of Multi-Market Radio ("MMR") granted under MMR's 1993 Stock Option Plan.

20,000 options to acquire shares of Class A Common Stock of MMR granted under MMR's 1994 Stock Option Plan to Robert F.X. Sillerman.

20,000 options to acquire shares of Class A Common Stock of MMR granted under MMR's 1994 Stock Option Plan to The Sillerman Companies.

20,000 options to acquire shares of Class A Common Stock of MMR granted under MMR's 1995 Stock Option Plan.

10,000 options to acquire shares of Class A Common Stock of MMR granted under MMR's 1995 Stock Option Plan to The Sillerman Companies.

Warrants to acquire 600,000 shares of Class A Common Stock in the name of Sillerman Communications Management Corporation.

Options to acquire 2,983 shares of Class A Common Stock.

Options to acquire 300,000 shares of Class A Common Stock pursuant to Employment Agreement.

Options to acquire 25,000 shares of Class A Common Stock pursuant to Employment Agreement.